Exhibit 8.2
[LETTERHEAD OF PARENTEBEARD]

November 30, 2010
Board of Directors of
Eureka Bancorp, MHC
Eureka Financial Corp.
Eureka Bank
Eureka Financial Corp. (new)
3455 Forbes Avenue
Pittsburgh, Pennsylvania 15213
Ladies and Gentlemen:
PRELIMINARY STATEMENT
     You have requested our opinion regarding the material Pennsylvania and Maryland tax consequences of the conversion of Eureka Bancorp, MHC, a federal mutual holding company (the “Mutual Holding Company”), into the capital stock form of organization (the “Conversion”) pursuant to the transactions described below.
     Our Pennsylvania and Maryland tax opinion is in addition to the Federal income tax opinion of Kilpatrick Stockton LLP, (“federal tax opinion”) special tax counsel to the Mutual Holding Company, Eureka Bank (the “Bank”), (existing) Eureka Financial Corp. (the “Mid—Tier Holding Company”) and (new) Eureka Financial Corporation (the “Holding Company”), which we have reviewed. The proposed transactions and the facts, assumptions and representations outlined and set forth in the federal tax opinion are also used herein.
     Capitalized terms used but not defined herein in this letter shall have the meanings assigned to them in the Plan of Conversion and Reorganization (the “Plan”).
FACTS
     The Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company, and the Bank adopted the Plan to provide for the Conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization. A new Maryland stock corporation, the Holding Company, was incorporated in September 2010 as part of the Conversion and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will issue Holding Company Common Stock in the Conversion.
     It is contemplated that two transactions, referred to as the “MHC Merger” and the “Mid-Tier Merger” will be undertaken pursuant to the Plan:
(1)	The Mid-Tier Holding Company will establish the Holding Company as a first-tier Maryland-chartered stock holding company subsidiary.

(2)	The Mutual Holding Company will merge with and into the Mid-Tier Holding Company (the “MHC Merger”) pursuant to the Agreement and Plan of Merger. The members of the Mutual Holding Company will automatically, without any further

Board of Directors of
Eureka Bancorp, MHC
Eureka Financial Corp.
Eureka Bank
Eureka Financial Corp. (new)
November 30, 2010
action on the part of the holders thereof, constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.
(3)	Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Merger”) with the Holding Company as the resulting entity pursuant to the Agreement and Plan of Merger. As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by the members of Mutual Holding Company immediately prior to Conversion will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account and the shares of Mid-Tier Holding Company Common Stock held by Minority Stockholders will be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.
(4)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale its Common Stock in the Offering.
(5)	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in exchange for common stock of the Bank and the Bank Liquidation Account.
     Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 14 of the Plan, the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of Mid-Tier Holding Company Common Stock owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total shareholders’ equity as reflected in its latest statement of financial condition contained in the final offering Prospectus utilized in the Conversion. In turn, the Bank will hold the Bank Liquidation Account. The terms of the Liquidation Account and Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are described in the Plan.
     All of the then-outstanding shares of Mid-Tier Holding Company common stock owned by the Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held Mid-Tier Holding Company Common Stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares. Immediately following the Mid-Tier Merger, additional shares of Holding Company Stock will be sold to depositors and former shareholders of the Bank and Mid-Tier Holding Company and to members of the public in the Offering.
     As a result of the Mid-Tier merger and the MHC Merger, the Holding Company will be a publicly-held corporation, will register the Holding Company Stock under section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the

Board of Directors of
Eureka Bancorp, MHC
Eureka Financial Corp.
Eureka Bank
Eureka Financial Corp. (new)
November 30, 2010
rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.
     The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately before the MHC Merger, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to depositors of the Bank who have account balances of $50.00 or more as of the close of business on June 30, 2009 (“Eligible Account Holders”), the Bank’s tax-qualified employee plans (“Employee Plans”), depositors of the Bank who have account balances of $50.00 or more as of the close of business on the Supplemental Eligibility Record Date (“Supplemental Eligible Account Holders”), and depositors of the Bank as of the Voting Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders) (“Other Members”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the subscription offering, if any, for sale in a community offering to certain members of the general public.
LAW AND ANALYSIS
     The Federal income tax opinion of Kilpatrick Stockton LLP outlines that the Conversion is “tax-free” under the Internal Revenue Code of 1986. The Conversion is exempt from taxation under a number of Internal Revenue Code sections including, but not limited to, §368(a)(1)(A) and §368(a)(1)(F). In addition, no gain or loss will be recognized upon the receipt of assets under a number of Internal Revenue Code sections, including, but not limited to, § 361(a), § 361(c), § 357(a), § 1032(a), § 354 and § 356. Further, the holding period and basis of the assets will carryover to the subsequent owners under a number of Internal Revenue Code sections, including, but not limited to, § 362(b), § 1223(2), § 1223(1) and § 1223(5).
Pennsylvania
     In general under 72 P.S. §8501 et seq., Pennsylvania imposes an 11.5% tax on mutual thrift institutions, which includes every savings bank without capital stock incorporated by or under the statutes of the Commonwealth, every building and loan association, every savings and loan association incorporated under the statutes of the Commonwealth, every Federal savings and loan association incorporated under the statutes of the United States and every savings institution having capital stock incorporated by or under the statutes of the Commonwealth or under the statutes of the United States and located within the Commonwealth. The starting point in determining taxable income is net income or loss on a separate company unconsolidated basis per generally accepted accounting principles and using cost accounting instead of equity accounting for investments in a subsidiary. Net income may be offset by net operating losses from prior years and may also be apportioned when filing in other states. There are also other items of adjustment, but are not pertinent to the matter at hand.
     Under generally accepted accounting principles, no gain or loss is recognized on a corporate conversion and reorganization, particularly one with no outside parties. As a result, there is no

Board of Directors of
Eureka Bancorp, MHC
Eureka Financial Corp.
Eureka Bank
Eureka Financial Corp. (new)
November 30, 2010
taxability of the transactions proposed in the Plan. The Bank should continue to be subject to the Mutual Thrift Institutions Tax.
     Pennsylvania imposes a corporate net income (“CNI”) tax on domestic and foreign corporations for the privilege of doing business, carrying on activities, or having capital employed or used or owning property in Pennsylvania. (72 P.S. §7402, Act of March 4, 1971, P.L. 6). Certain entities are specifically excluded from the CNI tax including building and loan associations, banks, bank and trust companies, national banks, savings institutions, trust companies, insurance and surety companies and PA S corporations (72 P.S. §7401(1)). To the extent that the Holding Company has nexus with Pennsylvania, it should be subject to the CNI tax as it does not qualify for any of the exclusions. [Mutual Holding Company and Mid-Tier Holding Company were subject to CNI while in existence.] The computation of the CNI tax begins with federal taxable income before any net operating loss and special deductions, reported on federal Form 1120 on a separate company basis. (72 P.S. §7401(3)1(a) and 61 Pa. Code §153.11(a)). External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by Mutual Holding Company, Mid-Tier Holding Company and Holding Company in the proposed Conversion and Reorganization. No gain or loss should be recognized for Pennsylvania CNI purposes on the proposed Conversion and Reorganization.
     Because nontransferable subscription rights will be granted at no cost to the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members and provide the recipients only with the right to purchase shares of common stock at the same price to be paid by members of the general public in any community offering, the subscription rights should have no ascertainable value and, therefore, no Pennsylvania Personal Income Tax consequence to the granting of the subscription rights. Pennsylvania income could only result if there is a value to a subscription right when it is granted or if the subscription right allowed the grantee to purchase the common stock at a value below the price members of the general public would have to pay to purchase the same common stock. See 72 P.S. §§ 7301- 7303; 61 Pa. Code § 103.13.
     The payment of cash to the Minority Shareholders in lieu of fractional shares of Holding Company Common Stock should be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by the Mid-Tier Holding Company. The cash payments should be treated as distributions in full payment for the fractional shares redeemed. For both CNI and Personal Income Tax purposes, the result should be that the shareholder will have capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. See 72 P.S. §7401(3)1(a) and 61 Pa. Code §153.11(a); 72 P.S. §§ 7301- 7303; 61 Pa. Code § 103.13.
     Pennsylvania imposes sales tax under 72 P.S. §§7201 — 7282. The basis for imposing this tax is rather broadly defined as a “sale at retail of tangible personal property” unless it is specifically exempted. A transaction such as the one proposed in the Conversion and Reorganization is not a sale of tangible personal property at retail. As a result, there should not be any sales tax imposed on the transaction. It could be argued, however, that all assets are being transferred from the Mutual Holding Company and the Mid Tier Holding Company to the Holding Company, and the transfer constitutes a sale. There are no specific exemptions in the statutes or regulations regarding mergers, consolidations, and acquisitions. However, a Pennsylvania court has held that transfers of property to a surviving corporation pursuant to a merger are not taxable, because the transfer is not voluntary, but by operation

Board of Directors of
Eureka Bancorp, MHC
Eureka Financial Corp.
Eureka Bank
Eureka Financial Corp. (new)
November 30, 2010
of law. (National Dairy Products Corp. v. Secretary of Revenue, 16D&C2d 390, 72 Dauphin. 112, June 30, 1958).
     Additionally, the transfer of assets should be exempt under Pennsylvania’s Occasional Sales Tax Exemption [72 PS. §7204(1), Reg. §31.3(2) & Reg. §32.4(a)(2)(iii)]. Under this exemption, isolated transactions are not subject to sales or use tax. Isolated sales are defined as infrequent sales of a nonrecurring nature made by a person not engaged in the business of selling tangible personal property. The sale of an entire business by the owner thereof is exempt from sales tax except that the value of any motor vehicle constituting part of such sale shall not be exempt.
     Pennsylvania also imposes a Realty Transfer Tax under 72 P.S. §§8101-C — 8113-C. The tax is a stamp tax assessed on the value of any interest in real estate transferred by deed. As in the discussion of the sales tax, we do not believe the transaction should be regarded as a “sale” of real estate, although any real estate owned by the Mutual Holding Company will be transferred from the Mutual Holding Company to the Mid-Tier Holding Company and thence to the Holding Company along with any real estate owned by the Mid-Tier Holding Company. Pennsylvania Regulation §91.193 states that a document that merely confirms that an interest in real estate passed by operation of law to a new or surviving corporation under a statutory merger or consolidation is excluded from tax, unless the primary intent of the merger or consolidation is to avoid the tax. There is also an exclusion for a transfer for no or nominal actual consideration which corrects or confirms a transfer previously recorded. In Exton Plaza Associates v. Commonwealth of PA, No. 51 F.R. 1998 November 17, 2000 (Commonwealth Court), 763 A.2d 521, it was determined that when a deed does not effect the transfer of a beneficial interest to someone other than the grantor, it is most analogous to the exclusion for a correctional or confirmatory deed that does not change the beneficial interest in the property, and therefore, is not subject to the realty transfer tax.
Maryland
     Effective for tax years beginning after 2000, the Maryland financial institution franchise tax was repealed and financial institutions formerly subject to the tax became liable for Maryland corporate income tax (Sec. 8-202, Tax General Art.). Presumably, Maryland’s tax treatment of banking and financial institutions and non-banking corporations is the same as the federal, because the starting point for computing Maryland taxable income is federal taxable income after the net operating loss and special deductions as reported on the federal income tax return (Line 30) (Instructions, Form 500, Maryland Corporation Income Tax Return; Sec. 10-304(1), Tax General Art.).
     In general terms, a corporate reorganization is a tax-free transaction under federal law if the consideration for the acquisition consists primarily of stock or securities of the acquiring corporation or its parent. In most cases, the gain or loss recognized on a reorganization for Maryland tax purposes will be the same as the gain or loss recognized for federal tax purposes because Maryland uses federal taxable income as the starting point for the computation of its tax base and there is no provision of Maryland law that modifies the federal recognition or nonrecognition rules applicable to reorganizations. For this reason, the transactions proposed in the Plan should not result in liability for Maryland corporate income tax.

Board of Directors of
Eureka Bancorp, MHC
Eureka Financial Corp.
Eureka Bank
Eureka Financial Corp. (new)
November 30, 2010
     A corporation is subject to the Maryland income tax if it is doing business in Maryland. Sufficient nexus with the state is required for a corporation to be deemed to be doing business in Maryland. Maryland imposes its corporate income tax to the full extent permitted by law. See Administrative Release No. 2, Maryland Comptroller of the Treasury, September 2009. Maryland case law has established that enough contacts with Maryland to establish adequate presence is enough to constitute nexus; physical presence is not required. See, e.g., Mobil Oil Corp. v. Commissioner of Taxes, 445 U.S. 425 (1980); Exxon Corp. v. Wisconsin Dep’t of Rev., 447 U.S. 207 (1980); Northwestern States Portland Cement Co. v. Minnesota, 358 U.S. 450 (1959); Xerox Corp. v. Comptroller, 290 Md. 126, 428 A.2d 1208 (1981); Westinghouse Electric Corp. v. Comptroller, Inc,. Tax Nos. 995 A-C & 1284 A-C (1984). However, to date, mere incorporation in the state has not caused a corporation to be subject to the Maryland corporate income tax. Some additional performance of business by the corporation or an affiliate has been required. See Comptroller of the Treasury v. Armco Export Sales Corporation, et. al., Maryland Court of Special Appeals, No. 1145, 82 Md. App. 429, 572 A. 2d 562, May 1, 1990. Therefore, Holding Company more likely than not will not be subject to Maryland income tax on an annual basis.
     Because subscription rights will be granted at no cost to the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members and provide the recipients only with the right to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The subscription rights should have no ascertainable value and, therefore, no Maryland Personal Income Tax consequences should result from the granting of subscription rights. Income could only be computed if there is a value to a subscription right when it is granted or if the subscription right allowed the grantee to purchase the common stock at a value below the price members of the general public would have to pay to purchase the same common stock. Maryland personal income tax starts with federal adjusted gross income and no modification is provided for receipt of subscriptions rights with no ascertainable value. See Annotated Code of Maryland, 1957, Title 10 Income Tax, Subtitle 2, Calculating Maryland Taxable Income for Individual, et. al.
     The payment of cash to the Minority Shareholders in lieu of fractional shares of Holding Company Common Stock should be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by the Mid-Tier Holding Company. The cash payments should be treated as distributions in full payment for the fractional shares redeemed. For both Maryland Corporate Income Tax and Maryland (Personal) Income Tax purposes, the result should be that the shareholder will have capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. See (Line 30)(Instructions, Form 500, Maryland Corporation Income Tax Return; Sec. 10-304(1), Tax General Art.); Annotated Code of Maryland, 1957, Title 10 Income Tax, Subtitle 2, Calculating Maryland Taxable Income for Individual, et. al.
     The Maryland “Sales and Use Tax Act” provides for exemptions or exclusions for mergers, consolidations and acquisitions. Specifically, under MD Reg.§03.06.01.13, transfers of tangible personal property to a corporation pursuant to a corporate reorganization within the meaning of IRC Sec. 368(a) are exempt from sales tax as well as transfers of tangible personal property to a corporation upon its organization (principally in consideration for the issuance of its stock). A transfer of property

Board of Directors of
Eureka Bancorp, MHC
Eureka Financial Corp.
Eureka Bank
Eureka Financial Corp. (new)
November 30, 2010
is principally in consideration of the issuance of stock if the value of the nonstock consideration is less than 50% of the fair market value of the property received by the corporation.
     The Maryland Realty Transfer Tax provides a specific exemption from the tax for transfers of realty incident to mergers or tax-free exchanges under the Internal Revenue Code. Recordation and transfer taxes do not apply to an instrument of writing which is:
1.	a transfer of title to real property between a parent corporation and its subsidiary corporation or between two or more subsidiary corporations wholly owned by the same parent corporation meeting certain ownership restrictions, if the transfer was for nominal or no consideration or for consideration comprising only of the issuance, cancellation or surrender of stock of a subsidiary corporation (Sec. 12-108(p), Prop. Tax Art.; Sec. 13-207, Prop. Tax Art.);
2.	an instrument of writing made pursuant to reorganizations described in IRC Sec. 368(a); or
3.	a transfer of title to real property from a subsidiary corporation to its parent corporation for nominal or no consideration, or for consideration comprising only the issuance, cancellation or surrender of stock of a subsidiary corporation if the parent corporation previously owned the real property, owns the stock of the subsidiary corporation for a period greater than 18 months, or acquires the stock of the subsidiary corporation which has owned the real property for two years.
OPINION
     Based upon our review of the agreements and documents mentioned herein, additional representations and information provided and the Federal income tax opinion of Kilpatrick Stockton LLP, it is our opinion that:
1)	To the extent the Conversion and Reorganization, as more fully described in the Plan and the Federal income tax opinion, qualifies as “tax-free” under the Internal Revenue Code of 1986, then the transactions incident to the Conversion and Reorganization should not result in any additional income tax liabilities under the Pennsylvania Mutual Thrift Institutions Tax. Additionally, carryovers of net operating losses should be afforded to the extent allowed under the federal “tax-free” provisions of conversions for separate companies.
2)	To the extent the Conversion, as more fully described in the Plan and Federal income tax opinion, qualifies as “tax-free” under the Internal Revenue Code of 1986, then the transactions incident to the Conversion and Reorganization should not result in any additional income tax liabilities under the Pennsylvania CNI Tax. Additionally, carryovers of net operating losses should be afforded to the extent allowed under the federal “tax-free” provisions of conversions for separate companies.
3)	To the extent the Conversion and Reorganization, as more fully described in the Plan and the Federal income tax opinion, qualifies as “tax-free” under the Internal Revenue Code of

Board of Directors of
Eureka Bancorp, MHC
Eureka Financial Corp.
Eureka Bank
Eureka Financial Corp. (new)
November 30, 2010
1986, then the transactions incident to the Conversion should not result in any additional income tax liabilities under the Maryland Corporation Income Tax.
4)	The issuance of non transferable subscription rights with no ascertainable value to the recipients should not result in any Pennsylvania Personal Income Tax consequence to the recipients as long as there is no ascertainable value assigned to the rights.
5)	The issuance of non transferable subscription rights with no ascertainable value to the recipients should not result in any Maryland Income Tax consequence to the recipients as long as there is no ascertainable value assigned to the rights.
6)	The deemed transfer of substantially all of the Mutual Holding Company’s and Mid-Tier Holding Company’s assets and liabilities under the Plan for the shares of stock or the constructive distribution of any such stock or an interest in a liquidation account or the constructive distribution of such liquidation account should not result in any Pennsylvania Sales and Use Tax liability.
7)	The deemed transfer of substantially all of the Mutual Holding Company’s and Mid-Tier Holding Company’s assets and liabilities under the Plan for the shares of stock or the constructive distribution of any such stock or an interest in a liquidation account or the constructive distribution of such liquidation account should not result in any Maryland Sales and Use Tax liability.
8)	The payment of cash to the Minority Shareholders in lieu of fractional shares of Holding Company Common Stock should be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by the Mid-Tier Holding Company. The cash payments should be treated as distributions in full payment for the fractional shares redeemed. For both CNI and Pennsylvania Personal Income Tax purposes, the result should be that the shareholder will have capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares.
9)	The payment of cash to the Minority Shareholders in lieu of fractional shares of Holding Company Common Stock should be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by the Mid-Tier Holding Company. The cash payments should be treated as distributions in full payment for the fractional shares redeemed. For both Maryland Corporate Income Tax and Maryland (Personal) Income Tax purposes, the result should be that the shareholder will have capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares.
10)	A transfer of property in a corporate conversion and reorganization should not be subject to the Pennsylvania Realty Transfer Tax.
11)	The Maryland County Transfer Tax and Recordation Tax should not be imposed on the transfer of real property made pursuant to a reorganization described in § 368(a) of the Internal Revenue Code or the transfer of corporate property between related corporations.

Board of Directors of
Eureka Bancorp, MHC
Eureka Financial Corp.
Eureka Bank
Eureka Financial Corp. (new)
November 30, 2010
     Since this letter is provided in advance of the closing of the Conversion and Reorganization, we have assumed that the transactions described in the Company’s Registration Statement on Form S-1 and in the Plan will be consummated as so described. Any change to the transactions incident to the Conversion and Reorganization could cause us to modify the opinion expressed herein.
     In providing our opinion, we have considered the provisions of Pennsylvania and Maryland tax law, regulations, rulings and court cases as well as the interplay of the Internal Revenue Code of 1986, as amended, Treasury regulations (proposed, withdrawn, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service rulings, to date. A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurances that our opinion expressed herein, if challenged, will be accepted by the Commonwealth of Pennsylvania or the State of Maryland. We have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.
     In issuing our opinions, we have assumed that the Plan has been duly and validly authorized and has been approved and adopted by the Board of Directors of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Conversion and Reorganization under the Federal income tax laws.
     We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above. This opinion is rendered for your use only, and may not be delivered to or relied upon by any other person or entity without our express written consent.
     We hereby consent to the filing of this opinion as an exhibit with the Office of Thrift Supervision and with the Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion — Material Income Tax Consequences” and “Legal and Tax Opinions”.

Very truly yours,
/s/ PARENTEBEARD LLC
PARENTEBEARD LLC Certified Public Accountants